SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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    14a-6(e)(2)).
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                               LIQUID AUDIO, INC.
                (Name of Registrant as Specified in Its Charter)
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                               MM COMPANIES, INC.,
  JEWELCOR MANAGEMENT, INC., BARINGTON COMPANIES EQUITY PARTNERS, L.P., RAMIUS
                   SECURITIES, LLC, DOMROSE SONS PARTNERSHIP,
                    JAMES A. MITAROTONDA and SEYMOUR HOLTZMAN
     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
--------------------------------------------------------------------------------

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

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the form or schedule and the date of its filing.

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

  On September 4, 2002, MM Companies, Inc. issued the following press release:

Court Grants MM Companies, Inc. Motion for Expedited Proceeding


NEW YORK, Sept. 4 /PRNewswire-FirstCall/ -- MM Companies, Inc. (OTC Bulletin
Board: MMCO) believes that the August 29, 2002 press release by Liquid Audio, Inc.'s management incorrectly describes action taken by the Delaware court in MM Companies' pending litigation, and is misleading to shareholders.

On August 26, 2002, MM Companies went to Delaware court to protect the franchise of Liquid Audio, Inc.'s public shareholders by challenging management's attempt to expand the size of the board of directors on the eve of the long-delayed annual shareholders meeting. MM Companies believes that management's last-minute attempt to add two new directors, who will not be subject to a shareholder vote at the meeting, is a further effort to disadvantage MM Companies' proxy contest and impede shareholder democracy, and MM Companies has sued to invalidate management's actions.

Management's August 29 press release inaccurately suggested that the court had denied a motion by MM Companies for a hearing in this matter. That is not the case.

In fact, the court granted MM Companies' request for an expedited hearing in MM Companies' lawsuit. And, while the court's schedule did not permit a hearing to occur prior to the September 26, 2002 meeting date, the court indicated that there is a question as to the legality of management's conduct, and scheduled a trial to be held on October 21, 2002 (the earliest date that the court had available) to determine whether management's purported expansion of the size of the board of directors should be invalidated.



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